Exhibit 16.1

October 18, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Gentlemen:

We have read the section captioned "Change in Independent Registered Public Accounting Firm" of Form S-1 dated September 20, 2006, of Paradigm Ltd. and are in agreement with the statements contained in the first sentence of the second paragraph and the first sentence of the fourth paragraph of that section.

Effective June 21, 2006, we clarify the first sentence of the first paragraph that we were dismissed as independent auditors of Paradigm Geotechnology B.V. (the Company). We understand that subsequent to that date, the Company restated its historical consolidated balance sheets as of December 31, 2004 and 2005, and the related consolidated statements of operations, shareholders' equity and comprehensive income (loss), and cash flows for each of the three years ended in the period December 31, 2005, on which we previously reported as to which we have withdrawn our previous reports. We have not audited those restated financial statements and, accordingly, we do not express an opinion on them.

We do not have any basis to agree or disagree with the other statements in the "Changes in Registered Public Accounting Firm" section or any other section of the Form S-1 of Paradigm Ltd.

/s/ Kost Forer Gabbay Kasierer